press release	Exhibit 99.1 corescientific.com
Core Scientific Announces Fiscal Fourth Quarter and Full Fiscal Year 2024 Results
Fourth Quarter 2024 Highlights
•Incurred net loss of $265.5 million due primarily to a $224.7 million non-cash mark-to-market adjustment to warrants and other contingent value right liabilities required by the significant year-over-year increase in our share price
•Reported operating loss of $39.8 million, a decrease of $43.7 million over fourth quarter 2023
•Generated adjusted EBITDA of $13.3 million, a decrease of $43.4 million over fourth quarter 2023
•Secured $625 million through a convertible note offering with favorable 0% interest terms
•Strengthened the balance sheet, ending the quarter with cash and cash equivalents of $836.2 million as of December 31, 2024
•Earned 974 self-mined bitcoin with an average cash cost to self-mine one bitcoin of $51,035
•Operated total hash rate of 20.1 EH/s, consisting of 19.1 EH/s self-mining and 1.0 EH/s hosting
AUSTIN, Texas, Feb 26, 2025 - Core Scientific, Inc. (NASDAQ: CORZ), a leader in digital infrastructure for bitcoin mining and HPC, today announced financial results for the fiscal fourth quarter of 2024. Net loss was $265.5 million, as compared to a net loss of $195.7 million for the same period in 2023. Total revenue was $94.9 million, as compared to $141.9 million for the same period last year. Operating loss was $39.8 million, as compared to Operating income of $3.9 million for the same period in 2023. Adjusted EBITDA was $13.3 million, as compared to $56.7 million for the same period in the prior year. Fourth quarter net loss of $265.5 million resulted primarily from a net $224.7 million non-cash mark-to-market adjustment in the value of our tranche 1 and tranche 2 warrants and other contingent value rights required as a result of the significant quarter-over-quarter increase in our share price.

"In the fourth quarter, Core Scientific continued to build on what was a transformational year for our business," said Adam Sullivan, Core Scientific’s Chief Executive Officer. "We successfully executed our growth strategy across multiple fronts, achieving significant milestones in both our HPC and Bitcoin mining operations. Our infrastructure expansion efforts were particularly strong - through strategic site acquisitions and existing site expansions, we increased our total portfolio capacity to 1,300 MW of powered infrastructure by year-end. Additionally, we strengthened our financial foundation through an upsized $625 million senior convertible note offering, demonstrating the market's confidence in our vision and providing us with the capital to accelerate our growth initiatives."

"Looking ahead in 2025, we are executing on a clear strategy for accelerated growth, driven by unprecedented demand for HPC infrastructure and the continued strength of our Bitcoin mining operations. With our expanded infrastructure capacity, industry-leading operational expertise, and commitment to technological innovation, Core Scientific is uniquely positioned to capture the growing opportunities in AI computing and digital asset mining. We remain focused on delivering value to our shareholders and reinforcing our position as an industry leader in scalable, high-density computing solutions."

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Core Scientific, Inc. Fiscal Fourth Quarter 2024 Earnings Release - 2
Fiscal Fourth Quarter 2024 Financial Results (Compared to Fiscal Fourth Quarter 2023)
Total revenue for the fiscal fourth quarter of 2024 was $94.9 million, consisting of $79.9 million in Digital asset self-mining revenue, $6.5 million in digital asset hosted mining revenue and $8.5 million in HPC hosting revenue.

Digital asset self-mining gross profit for the fiscal fourth quarter of 2024 was $1.7 million (2% gross margin), compared to $32.6 million (29% gross margin) for the same period in the prior year, a decrease of $30.9 million. The decrease in Digital asset self-mining gross profit was primarily driven by a $32.3 million decrease in self-mining revenue, the result of a 68% decrease in bitcoin mined due to the halving and the operational shift to HPC hosting, partially offset by a 130% increase in the average price of bitcoin.

Digital asset hosted mining gross profit for the fiscal fourth quarter of 2024 was $2.3 million (36% gross margin), as compared to $6.7 million (23% gross margin) for the same period in the prior year. The decrease in Digital asset hosted mining gross profit was primarily due to a $23.3 million decrease in hosted mining revenue driven by the termination of contracts with several customers since 2023 in support of our shift to HPC hosting, partially offset by a 82% decrease in power costs due to lower rates and usage.

HPC hosting gross profit for the fiscal fourth quarter of 2024 was $0.7 million (9% gross margin). HPC hosting revenue includes a base license fee as well as the direct pass-through of power costs to our client, with no margin added. HPC hosting costs at our Austin, Texas data center consist primarily of lease expense, the direct pass-through of power costs, and direct and indirect facilities operations expenses, including personnel and benefit costs and stock-based compensation. The non-GAAP gross margin for the fiscal fourth quarter of 2024, which excludes the direct pass-through of power costs, was 13%.

Operating expenses for the fiscal fourth quarter of 2024 totaled $43.6 million, as compared to $30.0 million for the same period in the prior year. The increase of $13.6 million was primarily attributable to a $5.7 million increase in stock-based compensation, a $5.0 million increase in personnel and related expenses due to increased employee headcount to support our transition to HPC operations, and $2.7 million in post-emergence bankruptcy advisor fees. During fiscal 2023, pre-emergence bankruptcy advisor fees were included in Reorganization items, net.

Net loss for the fiscal fourth quarter of 2024 was $265.5 million, as compared to a net loss of $195.7 million for the same period in the prior year. Net loss for the fiscal fourth quarter of 2024 increased by $69.8 million driven primarily by a net $224.7 million mark-to-market adjustment on our warrants and other contingent value rights comprising a $227.4 million increase in the fair value of warrant liabilities, partially offset by a $2.7 million decrease in fair value of contingent value rights. These mark-to-market adjustments were driven by the increase in our stock price during the period. Also contributing to the increase in net loss was a $47.0 million decrease in total revenue. These increases to net loss were partially offset by a decrease of $112.9 million in Reorganization items, net with no comparable activity for the same period in fiscal 2024 due the Company’s emergence from bankruptcy during the first quarter 2024 and a $82.8 million decrease in Interest expense, net due primarily to the one-time recognition of interest expense in the fourth quarter of 2023 for amounts not previously recorded due to our bankruptcy proceedings, in anticipation of our emergence from bankruptcy and our improved capital structure throughout 2024.

Non-GAAP Adjusted EBITDA for the fiscal fourth quarter 2024 was $13.3 million, as compared to Non-GAAP Adjusted EBITDA of $56.7 million for the same period in the prior year. This $43.4 million decrease was driven by a $47.0 million decrease in total revenue, a $2.4 million increase in HPC site startup costs, a
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Core Scientific, Inc. Fiscal Fourth Quarter 2024 Earnings Release - 3
$2.7 million increase in cash operating expenses, a $1.5 million decrease in gain from sales of digital assets, and a $0.8 million decrease in the change in fair value of digital assets, partially offset by a $7.9 million decrease in cash cost of revenue, a $1.7 million decrease in realized losses on energy derivatives and a $1.5 million decrease in impairment of digital assets.

Full Fiscal Year Financial and Operational Achievements
•Total revenue of $510.7 million, a increase of $8.3 million compared to 2023
•Operating loss of $19.2 million, a decrease of $28.2 million over 2023
•Net loss of $1.3 billion, a decrease of $1.1 billion over 2023, due primarily to a $1.4 billion non-cash mark-to-market adjustment to warrants and other contingent value right liabilities required by the significant year-over-year increase in our share price
•Adjusted EBITDA of $157.4 million, a decrease of $12.1 million over 2023
•Average actual self-mining fleet energy efficiency of 25.1 joules per terahash
Fiscal Year 2024 Financial Results (Compared to Fiscal Year 2023)
Total revenue for the year ended December 31, 2024 was $510.7 million, consisting of $408.7 million in digital asset self-mining revenue, $77.6 million in digital asset hosted mining revenue and $24.4 million in HPC hosting revenue.

Digital asset self-mining gross profit for the year ended December 31, 2024 was $94.4 million (23% gross margin), as compared to $98.6 million (25% gross margin) for the same period in the prior year, a decrease of $4.2 million. The decrease in Digital asset self-mining gross profit was primarily driven by an 8% increase in cost of revenue due primarily to a $19.9 million increase in depreciation expense which was driven primarily by new generation miners placed in service during the current year, and a $9.3 million increase in employee compensation due to increases in bonuses and salaries driven primarily by an increase in employee headcount. The negative impact of the increase in Digital asset self-mining cost of revenue was partially offset by a 5% increase in mining revenue driven by a 128% increase in the average price of bitcoin, a 13% increase in our self-mining hash rate, driven by our fleet mix and efficiency, and an increase in the number of mining units deployed, partially offset by a 52% decrease in bitcoin mined due to the halving and the conversion to HPC hosting.

Digital asset hosted mining gross profit for the year ended December 31, 2024 was $24.0 million (31% gross margin), as compared to $24.8 million (22% gross margin) for the same period in the prior year, a decrease of $0.8 million. The decrease in Digital asset hosted mining gross profit was primarily due to a $34.5 million decrease in Digital asset hosted mining revenue due to the termination of contracts with several customers since 2023, as we convert to HPC hosting. The decrease in Digital asset hosted mining revenue was partially offset by a $33.7 million decrease in Digital asset hosted mining cost of revenue primarily driven by lower power costs from lower rates and usage.

HPC hosting gross profit for the year ended December 31, 2024 was $2.7 million (11% gross margin). The non-GAAP gross margin for the year ended December 31, 2024, was 15%, which excludes the direct pass-through of power costs.

Operating expenses for the year ended December 31, 2024 totaled $132.2 million, compared to $108.1 million for the same period in the prior year. The increase of $24.1 million was primarily attributable to a $21.9 million
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Core Scientific, Inc. Fiscal Fourth Quarter 2024 Earnings Release - 4
increase in personnel and related expenses due to increased employee headcount to support our transition to HPC operations, a $5.1 million increase in professional services, $4.8 million of post-emergence bankruptcy advisory fees and a $2.0 million increase in advertising and marketing, partially offset by lower stock-based compensation of $9.9 million due to cancellations and forfeitures of equity-based awards. During fiscal 2023, pre-emergence bankruptcy advisor fees were included in Reorganization items, net.

Net loss for the year ended December 31, 2024 was $1.3 billion, as compared to a net loss of $246.5 million for the same period in the prior year. Net loss for the year ended December 31, 2024 increased by $1.1 billion driven primarily by a net $1.4 billion mark-to-market adjustment on our warrants and other contingent value rights comprising a $1.5 billion increase in the fair value of warrant liabilities, partially offset by a $82.1 million decrease in fair value of contingent value rights. These non-cash mark-to-market adjustments were driven by the increase in our stock price during the period. Also contributing to the increase in net loss was a $20.6 million decrease in gain on extinguishment of debt compared to the same period in the prior year, partially offset by a decrease of $302.6 million in Reorganization items, net, which included gains on extinguishment of pre-emergence obligations of $238.4 million, and a $49.2 million decrease in Interest expense, due to lower average debt balances during the year.

Non-GAAP Adjusted EBITDA for the year ended December 31, 2024 was $157.4 million, as compared to Non-GAAP Adjusted EBITDA of $169.5 million for the same period in the prior year. This $12.1 million decrease was driven by a $20.0 million increase in cash operating expenses, a $4.1 million increase in HPC site startup costs, a $3.9 million decrease in gain from sales of digital assets, a $3.4 million increase in realized losses on energy derivatives, and a $1.1 million decrease in change in fair value of digital assets, partially offset by a $8.3 million increase in total revenue, a $7.6 million decrease in cash cost of revenue, and a $4.4 million decrease in impairment of digital assets.
CONFERENCE CALL AND LIVE WEBCAST
In conjunction with this release, Core Scientific, Inc. will host a conference call today, Wednesday, February 26, 2025, at 4:30 pm Eastern Time that will be webcast live. Adam Sullivan, Chief Executive Officer, Denise Sterling, Chief Financial Officer and Jon Charbonneau,Vice President Investor Relations, will host the call.
Investors may dial into the call by using the following telephone numbers: +1 (877) 407-1875 (U.S. toll free) or +1 (215) 268-9909 (U.S. local) five to ten minutes prior to the start time to allow for registration.
Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the Core Scientific, Inc. website, http://investors.corescientific.com or by using the following link https://event.choruscall.com/mediaframe/webcast.html?webcastid=ymDjLEm1. Please allow 10 minutes prior to the call to download and install any necessary audio software. A replay of the audio webcast will be available for one year.
A supplementary investor presentation for the fiscal fourth quarter 2024 may be accessed at https://investors.corescientific.com/investors/events-and-presentations/default.aspx.

AUDIO REPLAY

An audio replay of the event will be archived on the Investor Relations section of the Company's website at http://investors.corescientific.com and via telephone by dialing +1 (877) 660-6853 (U.S. toll free) or +1 (201) 612-7415 (U.S. local) and entering Access Code 13749193.

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Core Scientific, Inc. Fiscal Fourth Quarter 2024 Earnings Release - 5

ABOUT CORE SCIENTIFIC

Core Scientific, Inc. (“Core Scientific” or the “Company”) is a leader in digital infrastructure for bitcoin mining and high-performance computing. We operate dedicated, purpose-built facilities for digital asset mining and are a premier provider of digital infrastructure, software solutions and services to our third-party customers. We employ our own large fleet of computers (“miners”) to earn digital assets for our own account and to provide hosting services for large bitcoin mining customers and we are in the process of allocating and converting a significant portion of our ten facilities in Alabama (1), Georgia (2), Kentucky (1), North Carolina (1), North Dakota (1), Oklahoma (1) and Texas (3) to support artificial intelligence-related workloads under a series of contracts that entail the modification of certain of our data centers to deliver hosting services for high-performance computing (“HPC”). We derive the majority of our revenue from earning bitcoin for our own account (“self-mining”). To learn more, visit www.corescientific.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics, projections of market opportunity and expectations, the Company’s ability to scale, grow its business and execute on its growth plans and hosting contracts, source energy at reasonable rates, the advantages, expected growth, and anticipated future revenue of the Company, and the Company’s ability to source and retain talent. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “estimate,” “plan,” “project,” “forecast,” “goal,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: our ability to earn digital assets profitably and to attract customers for our digital asset and high performance compute hosting capabilities; our ability to perform under our existing colocation agreements, our ability to maintain our competitive position in our existing operating segments, the impact of increases in total network hash rate; our ability to raise additional capital to continue our expansion efforts or other operations; our need for significant electric power and the limited availability of power resources; the potential failure in our critical systems, facilities or services we provide; the physical risks and regulatory changes relating to climate change; potential significant changes to the method of validating blockchain transactions; our vulnerability to physical security breaches, which could disrupt our operations; a potential slowdown in market and economic conditions, particularly those impacting high performance computing, the blockchain industry and the blockchain hosting market; the identification of material weaknesses in our internal control over financial reporting; price volatility of digital assets and bitcoin in particular; potential changes in the interpretive positions of the SEC or its staff with respect to digital asset mining firms; the increasing likelihood that U.S. federal and state legislatures and regulatory agencies will enact laws and regulations to regulate digital assets and digital asset intermediaries; increasing scrutiny and changing expectations with respect to ESG policies; the effectiveness of our compliance and risk management methods; the adequacy of our sources of recovery if the digital assets held by us are lost, stolen or destroyed due to third-party digital asset services; the effects of our emergence from bankruptcy and our substantial level of indebtedness and our current liquidity constraints affecting our financial condition and ability to service our indebtedness. Any such forward-looking statements represent management’s estimates and beliefs as of the date of this press release. While we may elect to update such forward-looking statements at
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Core Scientific, Inc. Fiscal Fourth Quarter 2024 Earnings Release - 6
some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law.
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Core Scientific, Inc. Fiscal Fourth Quarter 2024 Earnings Release - 7
Core Scientific, Inc.
Consolidated Balance Sheets
(in thousands, except par value)
(Unaudited)

	December 31, 2024	December 31, 2023
Assets
Current Assets:
Cash and cash equivalents	$836,197	$50,409
Restricted cash	783	19,300
Accounts receivable	1,025	1,001
Digital assets	23,893	2,284
Prepaid expenses and other current assets	42,064	24,022
Total Current Assets	903,962	97,016
Property, plant and equipment, net	556,342	585,431
Operating lease right-of-use assets	114,472	7,844
Other noncurrent assets	24,039	21,865
Total Assets	$1,598,815	$712,156
Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$19,265	$154,751
Accrued expenses and other current liabilities	69,230	179,636
Deferred revenue	18,134	9,830
Operating lease liabilities, current portion	9,974	77
Finance lease liabilities, current portion	1,669	19,771
Notes payable, current portion	16,290	124,358
Total Current Liabilities	134,562	488,423
Operating lease liabilities, net of current portion	97,843	1,512
Finance lease liabilities, net of current portion	3	35,745
Convertible and other notes payable, net of current portion	1,073,990	684,082
Contingent value rights, net of current portion	4,272	—
Warrant liabilities	1,097,285	—
Other noncurrent liabilities	11,040	—
Total liabilities not subject to compromise	2,418,995	1,209,762
Liabilities subject to compromise	—	99,335
Total Liabilities	2,418,995	1,309,097
Commitments and contingencies
Stockholders’ Deficit:
Preferred stock; $0.00001 par value; 2,000,000 and nil shares authorized at December 31, 2024 and December 31, 2023, respectively; none issued and outstanding at December 31, 2024 and December 31, 2023	—	—
Common stock; $0.00001 and $0.0001 par value at December 31, 2024 and December 31, 2023, respectively; 10,000,000 shares authorized at December 31, 2024 and December 31, 2023; 292,606 and 386,883 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	3	36
Additional paid-in capital	2,915,035	1,823,260
Accumulated deficit	(3,735,218)	(2,420,237)
Total Stockholders’ Deficit	(820,180)	(596,941)
Total Liabilities and Stockholders’ Deficit	$1,598,815	$712,156
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Core Scientific, Inc. Fiscal Fourth Quarter 2024 Earnings Release - 8
Core Scientific, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue:
Digital asset self-mining revenue	$79,900	$112,169	$408,740	$390,333
Digital asset hosted mining revenue from customers	6,504	29,760	77,554	102,005
Digital asset hosted mining revenue from related parties	—	—	—	10,062
HPC hosting revenue	8,521	—	24,378	—
Total revenue	94,925	141,929	510,672	502,400
Cost of revenue:
Cost of digital asset self-mining	78,215	79,571	314,335	291,696
Cost of digital asset hosted mining services	4,170	23,058	53,558	87,245
Cost of HPC hosting services	7,777	—	21,709	—
Total cost of revenue	90,162	102,629	389,602	378,941
Gross profit	4,763	39,300	121,070	123,459
Change in fair value of digital assets	(805)	—	(1,052)	—
Gain from sale of digital assets	—	1,535	—	3,893
Impairment of digital assets	—	(1,542)	—	(4,406)
Change in fair value of energy derivatives	—	(3,918)	(2,757)	(3,918)
Losses on exchange or disposal of property, plant and equipment	(149)	(1,442)	(4,210)	(1,956)
Operating expenses:
Research and development	5,016	1,876	11,830	7,184
Sales and marketing	2,870	3,886	9,969	7,019
General and administrative	35,706	24,237	110,448	93,908
Total operating expenses	43,592	29,999	132,247	108,111
Operating (loss) income	(39,783)	3,934	(19,196)	8,961
Non-operating expenses (income), net:
Loss (gain) on debt extinguishment	—	1,070	487	(20,065)
Interest expense, net	1,136	83,921	37,070	86,238
Reorganization items, net	—	112,852	(111,439)	191,122
Change in fair value of warrants and contingent value rights	224,716	—	1,369,157	—
Other non-operating (income) expense, net	(469)	1,448	(325)	(2,530)
Total non-operating expenses, net	225,383	199,291	1,294,950	254,765
Loss before income taxes	(265,166)	(195,357)	(1,314,146)	(245,804)
Income tax expense	375	336	859	683
Net loss	$(265,541)	$(195,693)	$(1,315,005)	$(246,487)
Net loss per share, basic and diluted	$(0.60)	$(0.51)	$(4.39)	$(0.65)
Weighted average shares outstanding, basic and diluted	306,146	385,074	255,832	379,863
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Core Scientific, Inc. Fiscal Fourth Quarter 2024 Earnings Release - 9
Core Scientific, Inc.
Segment Results
(in thousands, except percentages)
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2024	2023		2024		2023
Digital Asset Self-Mining Segment	(in thousands, except percentages)
Digital asset self-mining revenue	$79,900	$112,169		$408,740		$390,333
Cost of digital asset self-mining:
Power fees	37,249	42,810		160,833		165,848
Depreciation expense	25,432	27,746		108,499		88,628
Employee compensation	10,417	4,419		26,129		16,853
Facility operations expense	3,580	3,359		13,274		14,055
Other segment items	1,537	1,237		5,600		6,312
Total cost of digital asset self-mining	78,215	79,571		314,335		291,696
Digital Asset Self-Mining gross profit	$1,685	$32,598		$94,405		$98,637
Digital Asset Self-Mining gross margin	2%	29%		23%		25%

Digital Asset Hosted Mining Segment
Digital asset hosted mining revenue from customers	$6,504	$29,760		$77,554		$112,067
Cost of digital asset hosted mining services:
Power fees	2,738	14,834		35,408		62,366
Depreciation expense	359	3,195		3,604		6,806
Employee compensation	689	1,531		4,933		6,337
Facility operations expense	266	1,164		2,765		5,285
Other segment items	118	2,334		6,848		6,451
Total cost of digital asset hosted mining services	4,170	23,058		53,558		87,245
Digital Asset Hosted Mining gross profit	$2,334	$6,702		$23,996		$24,822
Digital Asset Hosted Mining gross margin	36%	23%		31%		22%

HPC Hosting Segment
HPC hosting revenue:
License fees	$5,873	$—		$17,498		$—
Maintenance and other	(9)	—		73		—
Licensing revenue	5,864	—		17,571		—
Power fees passed through to customer	2,657	—		6,807		—
Total HPC hosting revenue	8,521	—		24,378		—
Cost of HPC hosting services:
Depreciation expense	3	—		3		—
Employee compensation	1,037	—		2,514		—
Facility operations expense	3,943	—		11,907		—
Other segment items	137	—		478		—
Cost of licensing revenue	5,120	—		14,902		—
Power fees passed through to customer	2,657	—		6,807		—
Total cost of HPC hosting services	7,777	—		21,709		—
HPC Hosting gross profit	$744	$—		$2,669		$—
HPC Hosting licensing gross margin	13%	—%		15%		—%
HPC Hosting gross margin	9%	—%		11%		—%

Consolidated
Consolidated total revenue	$94,925	$141,929		$510,672		$502,400
Consolidated cost of revenue	$90,162	$102,629	0	$389,602	—	$378,941
Consolidated gross profit	$4,763	$39,300		$121,070		$123,459
Consolidated gross margin	5%	28%		24%		25%
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Core Scientific, Inc. Fiscal Fourth Quarter 2024 Earnings Release - 10

Core Scientific, Inc.
Non-GAAP Financial Measures
(Unaudited)
Adjusted EBITDA is a non-GAAP financial measure defined as our net loss, adjusted to eliminate the effect of (i) interest income, interest expense, and other income (expense), net; (ii) provision for income taxes; (iii) depreciation and amortization; (iv) stock-based compensation expense; (v) Reorganization items, net; (vi) unrealized fair value adjustment on energy derivatives; (vii) change in the fair value of warrant and contingent value rights, (viii) HPC organizational startup costs which are not reflective of the ongoing costs incurred after startup, (ix) post-emergence bankruptcy advisory costs incurred related to reorganization which are not reflective of the ongoing costs incurred in post-emergence operations, and (x) certain additional non-cash items that do not reflect the performance of our ongoing business operations. For additional information, including the reconciliation of net income (loss) to Adjusted EBITDA, please refer to the table below. We believe Adjusted EBITDA is an important measure because it allows management, investors, and our Board of Directors to evaluate and compare our operating results, including our return on capital and operating efficiencies, from period-to-period by making the adjustments described above. In addition, it provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business, as it removes the effect of net interest expense, taxes, certain non-cash items, variable charges and timing differences. Moreover, we have included Adjusted EBITDA in this earnings release because it is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic and financial planning.
The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature or because the amount and timing of these items are not related to the current results of our core business operations which renders evaluation of our current performance, comparisons of performance between periods and comparisons of our current performance with our competitors less meaningful. However, you should be aware that when evaluating Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating this measure. Our presentation of this measure should not be construed as an inference that its future results will be unaffected by unusual items. Further, this non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We compensate for these limitations by relying primarily on GAAP results and using Adjusted EBITDA on a supplemental basis. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because not all companies calculate this measure in the same fashion. You should review the reconciliation of net loss to Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.
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Core Scientific, Inc. Fiscal Fourth Quarter 2024 Earnings Release - 11

The following table reconciles the non-GAAP financial measure to the most directly comparable U.S. GAAP financial performance measure, which is net loss, for the periods presented (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023[1]	2024	2023[1]
Adjusted EBITDA
Net loss	$(265,541)	$(195,693)	$(1,315,005)	$(246,487)
Adjustments:
Interest expense, net	1,136	83,921	37,070	86,238
Income tax expense	375	336	859	683
Depreciation and amortization	26,041	31,203	113,205	96,003
Stock-based compensation expense	24,202	17,478	51,924	58,892
Unrealized fair value adjustment on energy derivatives	—	2,262	(2,262)	2,262
Losses on exchange or disposal of property, plant and equipment	149	1,442	4,210	1,956
HPC organizational startup costs	—	—	4,611	—
Post-emergence bankruptcy advisory costs	2,662	—	4,822	—
Loss (gain) on debt extinguishment	—	1,070	487	(20,065)
Reorganization items, net	—	112,852	(111,439)	191,122
Change in fair value of warrants and contingent value rights	224,716	—	1,369,157	—
Other non-operating expenses (income), net	(469)	1,448	(325)	(2,530)
Other	2	369	123	1,474
Adjusted EBITDA	$13,273	$56,688	$157,437	$169,548
1 Certain prior year amounts have been omitted for consistency with the current year presentation.

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Core Scientific, Inc. Fiscal Fourth Quarter 2024 Earnings Release - 12
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